Exhibit 10.25

Paul Abbott

6 Oval Way

Gerrards Cross

Buckinghamshire

SL9 8QD

2 December 2021

Dear Paul,

ADDITIONAL SEVERANCE PROTECTION – VARIATIONS TO YOUR SERVICE AGREEMENT

I am writing to confirm the enhanced severance terms GBT Travel Services UK Limited intends to provide you with in the event of a qualifying termination of your employment (subject to the terms set out below).

This letter is supplemental to, and sets out the variations to, your Service Agreement with GBT Travel Services UK Limited dated 5 June 2020 (the Service Agreement).  Save as expressly set out below, all other terms of the Service Agreement shall remain unchanged.  If there is a conflict between the Service Agreement and this letter, in relation to the specific items addressed in this letter only, the terms set out in this letter will prevail.  References in this letter to clauses, are to clauses of the Service Agreement.  Unless otherwise explicitly specified, capitalised terms set out in this letter have the same meaning as defined in the Service Agreement.

The terms set out in this letter shall become effective upon GBT U LLC or its ultimate parent entity (currently GBT JerseyCo Limited) having a class of common stock publicly traded on a national securities exchange, such as the New York Stock Exchange, or quoted on NASDAQ (the date on which this Agreement becomes effective is referred to herein as the Effective Date); provided, however, that if the Effective Date does not occur on or before on or before 31 July 2022, then the terms set out in this letter shall be null and void ab initio and neither party hereto shall have any liabilities or obligations hereunder.

Enhanced Severance terms

1

If your employment is terminated in the circumstances set out in clause 17.1 of the Service Agreement (being that your employment is terminated by the Company other than for Cause as defined in clause 16.1 or where you resign for Good Reason in accordance with clause 17.2, and subject to you entering into a settlement agreement with the Company in accordance with clause 17.5 (a Qualifying Termination), in addition to the payments currently specified in clauses 17.1.1, 17.1.2(a), 17.1.2(b) and 17.1.3 (the Current Entitlements) you shall also be entitled to be paid a pro rata portion of the on target annual performance-based bonus pursuant to clause 7.3 of the Service Agreement for the bonus year in which your employment is terminated, based on actual performance but pro-rated based on the number of days you are employed by the Company during the year of such termination of employment (but excluding any period during which you are under notice of termination of employment (whether given or received) or on a period of Garden Leave under clause 3.5 of the Service Agreement or otherwise are not providing services to the Company) (the Pro Rata Bonus).  The Current Entitlements and the Pro Rata Bonus are together defined as the Non-CIC Severance Payments.

2

For the avoidance of doubt, death is not a Qualifying Termination. If your employment ceases due to your death, you (or your estate or legal representative, as applicable) shall be entitled only to receive your annual performance based bonus (based on actual performance) for any prior year not already paid, with such amount to be payable at the same time as if no such termination had occurred (and in all events by March 15th of the year immediately after the year to which such bonus relates and in accordance with the Company's standard procedures in place from time to time). All other rights you may have to compensation and employee benefits from the Company and/or any Group Company, other than as set forth in this paragraph 2 and clause 3.2, shall immediately terminate upon the Termination Date.  For the avoidance of doubt (a) the impact of the termination of your employment on any equity or equity-based award granted to you shall be determined in accordance with the terms of the applicable plan and equity award agreement (this letter shall not control such treatment) and (b) save as provided by the rules of the applicable plans referred to immediately above, upon termination of your employment you shall not be entitled to any compensation for the loss of any rights or benefits under any such plans in which you may participate.

3

For the avoidance of doubt, and subject to the following, the Company hereby confirms that the termination of your employment by the Company by reason of your Disability shall constitute a Qualifying Termination which would entitle you to payment of the Non-CIC Severance Payments reduced by any sums received by you prior to the Termination Date under the PHI Scheme (or similar insurance providing for payments during a period of incapacity (such that, for the avoidance of doubt, the payment of the Non-CIC Severance Payment on Disability may be reduced to nil). For the purposes of this letter, Disability has the meaning set out in the long term disability policy maintained by the Company from time to time applicable to you or, if no such policy is then in effect, “Disability” means that you have been unable, as determined by the Board in good faith, to perform your duties to the Company for a period of six (6) consecutive months, as a result of injury, illness or any other physical or mental impairment.

4

If a Qualifying Termination (other than by reason of Disability) occurs within the period commencing 60 days prior to and ending 18 months after the occurrence of a Change in Control (as defined below), then in addition to Non-CIC Severance Payments, and subject to the remaining provisions of clause 17 and your other obligations under the Service Agreement, you shall also be entitled to be paid:

(i) 52 weeks’ basic salary subject to deductions for tax and national insurance contributions as required by law; and

(ii)  a sum equivalent to the target annual performance-based bonus for the bonus year in which your employment is terminated (such bonus to be paid in full); and

(iii) an amount equal to the cost to the Company of providing private medical expenses insurance for an additional period of 52 weeks.

(together items (i), (ii) and (iii) above being the CIC Severance Payments).

5

Payment of the Non-CIC Severance Payments shall be made in accordance with, and subject to, clause 17 of the Service Agreement and the Pro Rata Bonus will be paid on or around 15 March in the calendar year following the Qualifying Termination in accordance with the Company's standard procedures in place from time to time.  For the avoidance of doubt these payment terms apply to the Non-CIC Severance Payments even if the Qualifying Termination occurs within the period commencing 60 days prior to and ending 18 months after the occurrence of a Change in Control (as defined below).

6

The CIC Severance Payments shall be paid to you on the later of (i) the date 30 days following the date the settlement agreement (referred to in clause 17.5 of the Service Agreement) is fully executed by you and any other party thereto and (ii) the date of the Change in Control.

7

For the purpose of this letter, Change in Control shall have the meaning set out in the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (the Plan) anticipated to be adopted by Global Business Travel Group, Inc. following the date hereof (disregarding any amendment or termination of the Plan on or after the date of adoption) (the Plan).

8	For the avoidance of doubt, the provisions of clause 25 of the Service Agreement (in respect of governing law and jurisdiction) shall apply to this letter.
9

This letter may be executed in any number of counterparts and by the parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

To record your agreement to the variations to the Service Agreement, please sign the enclosed copy of this letter.

/s/ Eric J. Bock	December 1, 2021

Eric J. Bock	Date
Duly authorised for and on behalf of
GBT Travel Services UK Limited

I accept the terms set out above in respect of my Service Agreement with effect from and including the date of this letter.

/s/ Paul Abbott	7 December 2021 | 01:57 EST

Paul Abbott	Date